UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 3, 2012

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street Chicago, Illinois 60680-5379 (312) 394-4321	23-2990190

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

As previously disclosed on June 1, 2012, the Illinois Commerce Commission (ICC) ruled on Commonwealth Edison Company’s (ComEd’s) formula rate proceeding under the Electric Infrastructure Modernization Act (EIMA) on May 30, 2012 (May Order). EIMA is designed to provide for timely and regular recovery of actual costs to support a 10-year grid modernization program. As enacted by the General Assembly, EIMA expressly provides for recovery of certain categories of costs such as a return on equity tied to U.S. Treasury bonds and pension funding costs, and it also requires an annual revenue requirement reconciliation, or “true up,” to ensure customers pay no more or no less than ComEd’s true costs. In the proceeding covered by the May Order, ComEd had taken positions supporting a $59 million reduction in the annual revenue requirement being recovered in current rates (based on 2010 costs and 2011 plant additions), primarily reflecting a lower return on equity consistent with the provision of EIMA. The ICC’s May Order reduced the annual revenue requirements by $168 million, or approximately $110 million more than proposed by ComEd.

On October 3, 2012, the ICC issued its final Order on Remand (Rehearing Order) in ComEd’s expedited rehearing, granted June 22, 2012, of specific items pursuant to EIMA. The Rehearing Order addressed three key conclusions reached in the ICC’s May Order: (1) ComEd’s pension asset recovery; (2) the rate of interest to affix to over or under recovered costs; and (3) the use of a year-end or an “average year” rate base in determining ComEd’s reconciliation revenue requirement.

In the Rehearing Order, the ICC adopted ComEd’s position on the return on its pension asset, resulting in an increase in ComEd’s annual revenue requirement of $35 million based on ComEd’s 2010 Pension Asset. The impact on the 2011 reconciliation and subsequent periods will incorporate the additional investment in the pension asset ComEd made in 2011. However, the ICC ruled against ComEd in affirming its decision to use (i) an average rate base in ComEd’s reconciliation revenue requirement; and (ii) the ICC amended its prior order to provide a short-term debt rate as the appropriate interest rate to apply to under/over recoveries of incurred costs. ComEd intends to appeal the May Order and the Rehearing Order in court because the impact of the issues in the two orders would be nearly $100 million per year that ComEd would not be able to recover and subsequently reinvest in the distribution system in 2014 and beyond.

Pursuant to the distribution formula rate mechanism and the May Order, ComEd had recorded as of June 30, 2012 a net regulatory asset of $26 million, reflecting its best estimate of the probable increase in distribution rates under the annual reconciliation mechanism reflecting costs incurred in 2011 and the first six months of 2012. ComEd expects to record in the fourth quarter an increase in revenue of approximately $135 million pre-tax in 2012 consistent with the terms of the Rehearing Order.

In applying the annual revenue requirement determination as set forth in the Rehearing Order to the formula rate mechanism provision of EIMA, management has preliminarily determined that GAAP and adjusted (non-GAAP) operating earnings will be increased by approximately $0.10 per Exelon share in 2012 (including the adjustment described above) and approximately $0.03 per Exelon share annually in 2013 and 2014. The 2012 impact includes an update for 2011 and 2012 reconciliation periods. Exelon will update its earnings guidance in its third quarter earnings release and call on October 31, 2012.

As a result of the Rehearing Order, ComEd has determined that it must delay elements of its grid modernization program under EIMA. ComEd will delay installation of additional smart meters until 2015; the new deployment schedule is reflected in a filing ComEd made with the ICC on October 3, 2012. ComEd is also reviewing its capital investment plan.

* * * * *

This combined Form 8-K is being furnished separately by Exelon and ComEd (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This Current Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Commonwealth Edison Company include those discussed herein as well as the items discussed in (1) Exelon’s 2011 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Constellation Energy Group’s 2011 Annual Report on Form 10-K in (a) Item 1A. Risk Factors, (b) ITEM 7. Management’s

Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 12; (3) the Registrant’s Second Quarter 2012 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 16; and (4) other factors discussed in filings with the Securities and Exchange Commission by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ JONATHAN W. THAYER
Jonathan W. Thayer
Executive Vice President and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ JOSEPH R. TRPIK, JR.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

October 5, 2012